AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this "Agreement") is entered into as of July 9, 2004 between AURA SYSTEMS, INC., a Delaware corporation (the "Company"), and KOYAH VENTURES LLC, a Delaware limited partnership (the "Lender").

WHEREAS, in connection with loans to the Company by the Lender, the Company and the Lender entered into an Agreement dated as of June 14, 2004 (the "Agreement"), the Company executed in favor of the Lender a Convertible Promissory Note in the amount of $300,000 dated as of June 14, 2004 (the "Note"), a Security Agreement dated as of June 14, 2004 (the "Security Agreement") and a Stock Pledge Agreement dated as of June 14, 2004 (collectively the "Transaction Documents");

WHEREAS, the Lender have made advances to the Company under the Note to its maximum principal amount of Three Hundred Thousand Dollars ($300,000);

WHEREAS, the Company has requested that the Lender increase the maximum principal amount of the Note to Four Hundred Twenty Five Thousand Dollars ($425,000) make an additional advance of One Hundred Thousand Dollars ($100,000), and extend the Maturity Date of the Note; and

WHEREAS, the parties are entering into this Agreement to extend the maturity date of the Note to July 15, 2004, to increase the maximum principal amount of the Optional Advance Note to Four Hundred Twenty Five Thousand Dollars ($425,000), and to provide for related matters, all on the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties do hereby agree as follows:

    Extension of Maturity Dates. The Maturity Date (as defined and set forth in Section 1 of the Note) is amended and extended to July 15, 2004.

    Confirmation. The Company hereby confirms, acknowledges and agrees that (i) the amount set forth in the second recital hereto is the aggregate amounts of principal outstanding under the Note prior to any additional optional advances on or around the date hereof (excluding any costs and expenses of the Lender payable by the Company which have been incurred but not yet been paid) and (ii) such principal amount, together with accrued interest and any other amounts payable by the Company under the Note or other Transaction Documents are owing under the Transaction Documents, without any defense, setoff or reduction of any nature whatsoever.

    Amendment of Maximum Principal Amount of the Note. The maximum principal amount of the Note is amended to be Four Hundred Twenty Five Thousand Dollars ($425,000).

    Company Acknowledgements. The Company confirms, acknowledges and agrees that (i) the Security Agreement and the Stock Pledge Agreement secure all of the Company's obligations under the Transaction Documents and (ii) any future additional advances to the Company by the Lender under the Note, or any other future financing of the Company by the Lender or its affiliates, are at the option of the Lender or its affiliates, in their sole discretion.

    The Company hereby specifically confirms, acknowledges and agrees that (i) the extension of the maturity date of the Note pursuant to Section 1 hereof is only being done to give the Company a short-term extension and does not reflect any intent of the Lender to grant further extensions, (ii) the increase in the maximum principal amount of the Note pursuant to Section 3 hereof is only being done to make the additional advance on or around the date hereof, and (iii) does not reflect any intent of the Lender to make further additional advances other than as may be necessary to pay such costs and expenses of the Lender; it being understood, however, that the Lender retain the right, in their sole discretion, to grant further extensions or make further additional advances at the request of the Company, based on the then current circumstances.

    Further Assurances. If requested by the Lender, the Company shall promptly execute and deliver amended and restated documents to replace the Note or any other Transaction Documents (as defined below) and appropriately reflect the amendments of the Note or any other Transaction Documents which are contained in this Agreement or any other Transaction Documents, as further evidence of the Company's obligations thereunder.

    Re-affirmation and Survival of Representations. The Company hereby re-affirms and re-makes, as of the date hereof, all of the representations and warranties contained in the Agreement, the Note, the Security Agreement, the Stock Pledge Agreement, and the Intercreditor Agreement dated as of January 19, 2004 and entered into among the Company, Koyah Partners, L.P., a Delaware limited partnership, and Koyah Leverage Partners, L.P. a Delaware limited partnership, Prudent Bear Fund, Inc., a Maryland corporation, and Edgar Appleby, an individual, and which Lender and Raven Partners, L.P., a Delaware limited liability partnership have become party to pursuant to a Joinder Agreement dated as of June 14, 2004. All of such representations and warranties shall survive the closing of the transactions contemplated by the this Agreement.

    Such representations and warranties by the Company include, among others, a representation and warranty that the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company's Board of Directors. As a further assurance to the Lender with respect to such representation and warranty, the Company shall deliver to the Lender, within five (5) business days after the date hereof, evidence satisfactory to the Lender in their sole discretion of the authorization by the Company's Board of Directors of the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. The Company's obligation to deliver such evidence of authorization with respect to this Agreement shall be in addition to the Company's obligation contained in the Transaction Documents to deliver similar evidence of authorization with respect to the Transaction Documents.

    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Lender in the case of an amendment and only with the written consent of the waiving party in the case of a waiver.

    Entire Agreement. This Agreement, together with the Transaction Documents, constitute the entire agreement of the parties concerning the subject matter hereof and thereof, all prior discussions, proposals, negotiations and understandings having been merged herein and therein. Except as specifically modified by this Agreement, the other Transaction Documents shall remain unchanged and in full force and effect. The Company hereby re-affirms all of its obligations under the Transaction Documents, as amended hereby.

    Successors. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company and the Lender. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective permitted successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as may be expressly provided in this Agreement.

    Severability. If any part of this Agreement is determined to be illegal or unenforceable, all other parts shall remain in full force and effect.

    Attorneys' Fees. The Company shall pay the reasonable attorneys' fees, costs and disbursements of the Lender in enforcing any terms of this Agreement, whether or not any action at law or in equity is brought.

    Governing Law. The Agreement shall be governed by and construed and interpreted in accordance with the law of the State of Washington, without regard to that state's conflict of laws principles. All disputes between the parties hereto, whether sounding in contract, tort, equity or otherwise, shall be resolved only by state and federal courts located in Spokane, Washington, and the courts to which an appeal therefrom may be taken. All parties hereto waive any objections to the location of the above referenced courts, including but not limited to any objection based on lack of jurisdiction, improper venue or forum non-conveniens. Notwithstanding the foregoing, any party obtaining any order or judgment in any of the above referenced courts may bring an action in a court in another jurisdiction in order to enforce such order or judgment.

    Miscellaneous. Any notice under this Agreement shall be given in writing and shall be addressed to the party to be notified at the address indicated below, or at such other address as such party may designate by written notice to the other party.

    Aura Systems, Inc.
    2335 Alaska Avenue
    El Segundo, CA 90245
    Attn: Neal Meehan

    Fax: 310-643-8719

    Koyah Ventures LLC
    c/o ICM Asset Management, Inc.
    601 West Main Avenue, Suite 600
    Spokane WA 99201
    Attn: Robert Law

    Fax: 509-444-4500

    Lender' Attorney Fees and Expenses in Connection with Transaction Documents and Financing Proposals. The Company shall pay the costs and expenses of legal counsel to the Lender in connection with (i) the negotiation, execution and delivery of this Agreement, the other Transaction Documents, and any other related agreements with the Lender as well as the consummation of the transactions contemplated by such agreements, the administration of such agreements and any amendments or waivers of such agreements and (ii) the evaluation, discussion and negotiation by the Lender, as debt or equity holders of the Company, of any financing or similar proposals or expressions of interest involving the Company which previously have been, currently are or subsequently may be made or advanced by Lender or any other persons or entities and the negotiation, execution and delivery of any related agreements as well as the consummation of the transactions contemplated thereby. The Company shall pay such costs and expenses immediately upon submittal, and the Lender may apply any retainer held by them or their legal counsel against such costs and expenses. Alternatively, the Lender may deduct some or all of such costs and expenses from the proceeds of the loans from the Lender when disbursing such loans and/or pay such costs and expenses directly and then the amounts so paid shall constitute advances made under the Optional Advance Note to the extent such advances are within the maximum principal amount of the Optional Advance Note and otherwise shall constitute additional amounts payable by the Company under this Agreement and the Note and bear interest at the rate set forth in the Note. Notwithstanding that the Company is paying such costs and expenses, the Company acknowledges and agrees that such legal counsel is representing only the Lender, and not the Company.

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ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first set forth above.

AURA SYSTEMS, INC. By: Name: Title:
KOYAH VENTURES, LLC By: Name: Title:

[Signature Page to Amendment Agreement]

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